Exhibit 2.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between,

on the one hand,

Las Vegas Sands Corp., a Nevada corporation,

as Seller,

and,

on the other hand,

VICI Properties L.P., a Delaware limited partnership,

as PropCo Purchaser

Dated: As of March 2, 2021

EXHIBITS

Exhibit A	–	Real Estate Sellers
Exhibit B	–	Real Property
Exhibit C	–	Form of PropCo Acquired Company Operating Agreement
Exhibit D	–	Form of PropCo Acquired Company Certificate of Formation
Exhibit E-1	–	Form of Deed
Exhibit E-2	–	Form of Deed (VCR Water Permits)
Exhibit E-3	–	Form of Deed (LVSL Water Rights)
Exhibit E-4	–	Form of Deed (SECC Water Rights)
Exhibit F	–	Form of Assignment of Intangible Property
Exhibit G	–	Form of Assignment of REA
Exhibit H	–	Form of Assignment and Assumption of Seller Leases
Exhibit I	–	Form of Assignment and Assumption of Tenant Leases
Exhibit J	–	Form of Bill of Sale
Exhibit K	–	Form of PropCo Acquired Interests Assignment Agreement
Exhibit L	–	Form of Title Affidavits
Exhibit M	–	Form of Officer’s Certificate
Exhibit N	–	Agreements to be Terminated

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of March 2, 2021, by and between, on the one hand, LAS VEGAS SANDS CORP., a Nevada corporation (“Seller”), and, on the other hand, VICI PROPERTIES L.P., a Delaware limited partnership (“PropCo Purchaser”). Capitalized terms used herein without definition shall have the meaning ascribed thereto in the OpCo PSA (as defined below).

RECITALS

WHEREAS:

A. Seller is the direct or indirect owner of the Subsidiaries that hold certain interests in Real Property as further described herein and that are identified on Exhibit A attached hereto as the holders of such Real Property (collectively, the “Real Estate Sellers” and each, a “Real Estate Seller”);

B. Each Real Estate Seller is the owner of the fee and/or leasehold estate in the Real Property set forth opposite its name on Exhibit B attached hereto and more particularly described in Exhibit B attached hereto;

C. Seller shall cause each Real Estate Seller to form a new limited liability company in the State of Delaware (authorized to do business, if required, in the State of Nevada), the sole member of which is the applicable Real Estate Seller (each a “PropCo Acquired Company”) and, upon completion of the formation of each PropCo Acquired Company, cause the applicable Real Estate Seller to contribute to its applicable PropCo Acquired Company in contemplation of capitalization thereof its applicable Transferred Real Estate Assets (as defined below) (collectively, the “Reorganization”);

D. Immediately following the Reorganization, Seller will own, indirectly through the Real Estate Sellers, all of the issued and outstanding limited liability company interests in the PropCo Acquired Companies (collectively, the “PropCo Acquired Interests”), and Seller, on and subject to the terms and conditions set forth in this Agreement, desires to sell, assign and convey, and desires to cause the Real Estate Sellers, in their capacity as the direct owners of the PropCo Acquired Companies, on the Closing Date, to sell, assign and convey, and PropCo Purchaser desires to purchase and acquire, all of the PropCo Acquired Interests (the “Real Estate Purchase”); and

E. Concurrently with the execution and delivery of this Agreement, Seller is entering into a Purchase and Sale Agreement (the “OpCo PSA”) with Pioneer OpCo, LLC, a Nevada limited liability company (the “OpCo Purchaser”) and PropCo Purchaser, pursuant to which, among other things, immediately following the consummation of the Real Estate Purchase, Seller will cause certain of its Subsidiaries to sell to the OpCo Purchaser, and the OpCo Purchaser will purchase from Seller, equity interests in one or more newly formed limited liability companies (each, an “OpCo Asset Company”), where the sole member of each OpCo Asset Company shall be such Subsidiaries of Seller, that hold all of the OpCo Acquired Assets and all of the OpCo Assumed Liabilities subject to the terms and conditions set forth in the OpCo PSA (the “OpCo Sale”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. References to a “Section”, “Schedule”, “Exhibit” or “Recitals” are, unless otherwise specified, to a Section, Schedule, Exhibit or Recital in or to this Agreement. In addition, the following terms shall have the meanings set forth below:

“Agreement” has the meaning set forth in the initial paragraph hereof.

“Assignment and Assumption of Seller Leases” has the meaning set forth in Section 4(a)(vii).

“Assignment and Assumption of Tenant Leases” has the meaning set forth in Section 4(a)(viii).

“Assignment of Intangible Property” has the meaning set forth in Section 4(a)(ii).

“Assignment of REA” has the meaning set forth in Section 4(a)(vi).

“Bill of Sale” has the meaning set forth in Section 4(a)(ix).

“Contract Period” means the period commencing on the date of this Agreement and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with the terms hereof.

“Declarations of Value” has the meaning set forth in Section 4(a)(x).

“Deeds” has the meaning set forth in Section 4(a)(i).

“OpCo PSA” has the meaning set forth in the Recitals.

“OpCo Purchaser” has the meaning set forth in the Recitals.

“OpCo Sale” has the meaning set forth in the Recitals.

“PropCo Acquired Company” has the meaning set forth in the Recitals.

“PropCo Acquired Company Operating Agreement” means the limited liability company operating agreement of each PropCo Acquired Company in the form of Exhibit C.

“PropCo Acquired Interests” has the meaning set forth in the Recitals.

“PropCo Acquired Interests Assignment Agreement” has the meaning set forth in Section 5(a)(i).

“PropCo Purchase Price” has the meaning set forth in Section 6(a).

“PropCo Purchaser” has the meaning set forth in the initial paragraph hereof.

“PropCo Purchaser Deliverable” has the meaning set forth in Section 5(b).

“REA” means Fourth Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of February 29, 2008, among VCR, The Shoppes at the Palazzo, LLC (f/k/a Phase II Mall Subsidiary, LLC), Grand Canal Shops II, LLC, SECC (f/k/a Interface Group – Nevada, Inc.), and Palazzo Condo Tower, LLC, which was recorded on March 6, 2008, as Book/Instrument Number 20080306-0001677 in the Recorder’s Office of the County of Clark, State of Nevada (the “Official Records”), as amended by that certain First Amendment to Fourth Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of October 7, 2008, which was recorded on October 13, 2008 as Book/Instrument Number 20081013-0000181 in the Official Records, that certain Second Amendment to Fourth Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of August 1, 2012, which was recorded on October 22, 2012 as Book/Instrument Number 20121022-0001031 in the Official Records, that certain Third Amendment to Fourth Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of May 3, 2013, which was recorded on January 24, 2014 as Book/Instrument Number 20140124-0002154 in the Official Records, and that certain Fourth Amendment to Fourth Amended and Restated Reciprocal Easement, Use and Operating Agreement dated as of September 30, 2019, which was recorded on October 1, 2019 as Book/Instrument Number 20191001-0001079, as further amended, revised, supplemented or otherwise modified from time to time.

“Real Estate Purchase” has the meaning set forth in the Recitals.

“Real Estate Seller” has the meaning set forth in the Recitals.

“Real Property Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Transferred Real Estate Assets and/or the PropCo Acquired Interests including, without limitation, the legal status or condition (financial or otherwise), taken as a whole; provided that for purposes of the foregoing, the term “Material Adverse Effect” shall not include any such Effect resulting from (i) any national, international or regional economic, financial, social or political conditions (including changes therein), (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes after the date hereof in applicable Law (including any COVID-19 Measures), accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the gaming and retail industries in which the Business operates or seasonal changes on the Business, (vi) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (vii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires, outbreaks of disease, epidemics, pandemics (including COVID-19) or other natural disasters or any national, international or regional calamity, (viii) the execution, announcement, performance or existence of this Agreement or the OpCo PSA, the identity of the parties hereto or the OpCo PSA, the Financing Parties or any of their Affiliates, the taking or not taking of any action to the extent required by this Agreement or the OpCo PSA or the pendency or contemplated consummation of the transactions contemplated by this Agreement or the OpCo PSA; provided that the exception in this clause (viii) shall not apply to any representation or warranty set forth in Section 15(c) of the OpCo PSA, (ix) compliance by Seller and its Affiliates with the express terms of this Agreement or the OpCo PSA, including the failure to take any action prohibited by this Agreement or the OpCo PSA, (x) any actions taken, or not taken, with the consent, waiver or at the request, in each case, in writing, of the Purchasers, (xi) any breach, violation or non-performance of any provision of this Agreement or the OpCo PSA by either Purchaser, (xii) any breach, violation or non-performance of any provision of this Agreement or the OpCo PSA by either Purchaser or (xiii) any breach, violation or non-performance of any provision of the MSG Sphere Lease by MSG Las Vegas, LLC or MSG Entertainment Group, LLC; provided, however, that the term “Real Property Material Adverse Effect” shall include any such Effect resulting from any of the foregoing clauses (i) through (vii) to the extent (and only to the extent) the same has a disproportionate impact on the Business relative to the businesses of other similarly situated participants in the industries or markets in which the Business operates.

“Reorganization” has the meaning set forth in the Recitals.

“Reorganization Closing” has the meaning set forth in Section 4.

“Reorganization PropCo Acquired Company Deliverable” has the meaning set forth in Section 4(b).

“Reorganization Seller Deliverable” has the meaning set forth in Section 4(a).

“Seller” has the meaning set forth in the initial paragraph hereof.

“Seller Deliverable” has the meaning set forth in Section 5(a).

“Seller Lease” means any Lease pursuant to which Seller or an Affiliate of Seller is the lessee, sublessee, or other beneficiary of an occupancy right.

“Transferred Real Estate Assets” means, collectively, the Real Property, the Appurtenant Rights, the Leases and each other asset of the Seller or its Affiliates to be transferred to a PropCo Acquired Company pursuant to Section 4.

2. Reorganization.

(a) PropCo Acquired Company Formation. Seller shall cause each PropCo Acquired Company to be duly formed not more than ten (10) Business Days prior to the Closing Date in Delaware pursuant to certificates of formation in the form of Exhibit D and the PropCo Acquired Company Operating Agreements and shall cause each to be qualified to do business in the State of Nevada, if required.

(b) Reorganization. Upon the terms, and subject to the conditions, of this Agreement, at the Reorganization Closing, but no more than one (1) Business Day prior to the PropCo Closing (which shall also occur on the Closing Date), Seller shall cause each Real Estate Seller to contribute, as applicable, the Transferred Real Estate Assets owned and/or leased, as applicable, by such Real Estate Seller, wherever located, whether tangible or intangible, free and clear of all Liens (other than Permitted Liens) to the applicable PropCo Acquired Company.

3. Transfer of the PropCo Acquired Interests. Upon the terms, and subject to the conditions, set forth herein, at the PropCo Closing (which shall occur on the Closing Date), Seller shall cause the Real Estate Sellers to sell and convey to PropCo Purchaser, free and clear of all Liens (other than any restrictions on transfer imposed by applicable securities Laws), the PropCo Acquired Interests.

4. Reorganization Closing. Unless this Agreement is earlier terminated pursuant to Section 11, upon satisfaction or waiver of the conditions set forth in Section 9 (other than those conditions to be satisfied or waived at or after the Reorganization Closing) or amended as contemplated by Section 2(b), the closing of the Reorganization (the “Reorganization Closing”) shall take place no more than one (1) Business Day prior to the PropCo Closing, which shall take place concurrently with the OpCo Closing (on the Closing Date as provided in the OpCo PSA). For purposes of Section 14(a)(ii), Section 14(a)(viii), Section 14(c)(ii), Section 14(c)(iii) and Section 14(d) of the OpCo PSA, so long as the Seller is ready, willing and able (subject to the Closing occurring) to satisfy the condition set forth in Section 12(a)(iv) of the OpCo PSA and effect the OpCo Reorganization and the condition set forth in Section 9(b)(ii) of the Real Estate Purchase Agreement and effect the Reorganization Closing, Section 12(a)(iv) of the OpCO PSA and Section 9(b)(ii) of this Agreement shall be deemed satisfied for purposes of the determinations required under such sections.

(a) Real Estate Seller Deliverables. At the Reorganization Closing, Seller shall, and shall cause each Real Estate Seller to, deliver to the applicable PropCo Acquired Company (or, with respect to Section 4(a)(xv), to the Title Company), with copies to PropCo Purchaser (provided, that PropCo Purchaser shall not be required to be provided with copies of the items referenced in subparagraphs (xiv) and (xv) below), all of the following (each, a “Reorganization Seller Deliverable”, and, collectively, the “Reorganization Seller Deliverables”):

(i) with respect to each Real Property (or portion thereof) that is, as of the date hereof, owned by such Real Estate Seller in fee, a recordable deed, the form of which is attached hereto as Exhibit E-1, duly executed and acknowledged by such Real Estate Seller conveying such Real Estate Seller’s Real Property to the applicable PropCo Acquired Company, subject only to Permitted Liens (all such deeds, collectively, the “Deeds”);

(ii) with respect to the “water permits” identified on Schedule 1.6 to the OpCo PSA, a recordable quitclaim deed, the form of which is attached hereto as Exhibit E-2, duly executed and acknowledged by VCR quitclaiming such water permits to the applicable PropCo Acquired Company;

(iii) a recordable quitclaim deed, the form of which is attached hereto as Exhibit E-3, duly executed and acknowledged by LVSL (as successor to Las Vegas Sands, Inc.) quitclaiming any water rights to which it has title (“LVSL Water Rights”) to the applicable PropCo Acquired Company;

(iv) a recordable quitclaim deed, the form of which is attached hereto as Exhibit E-4, duly executed and acknowledged by SECC quitclaiming any water rights to which it has title (“SECC Water Rights”) to the applicable PropCo Acquired Company;

(v) an assignment and assumption agreement, the form of which is attached hereto as Exhibit F, duly executed by such Real Estate Seller, assigning all of such Real Estate Seller’s right, title and interest in all Permits, to the extent assignable, and certain contracts and intangible property (including any rights of Action and claims (express or implied) disclosed therein), in each case, relating to each Real Property (“Assignment of Intangible Property”);

(vi) a recordable assignment and assumption of REA, the form of which is attached hereto as Exhibit G, duly executed and acknowledged by such Real Estate Seller, assigning all of such Real Estate Seller’s right, title and interest in the REA (the “Assignment of REA”);

(vii) an assignment and assumption agreement with respect to all Seller Leases to which such Real Estate Seller is a party, in the form annexed hereto as Exhibit H (the “Assignment and Assumption of Seller Leases”), duly executed by such Real Estate Seller;

(viii) an assignment and assumption agreement with respect to all Tenant Leases to which such Real Estate Seller is a party, in the form annexed hereto as Exhibit I (the “Assignment and Assumption of Tenant Leases”), duly executed by such Real Estate Seller;

(ix) a counterpart, duly executed by such Real Estate Seller, to one or more bills of sale and assignment and assumption agreements, in the form annexed hereto as Exhibit J (the “Bill of Sale”);

(x) in connection with the transfer of the applicable Real Property, duly executed State of Nevada Declarations of Value setting forth the information for the applicable transfer tax exemption and any documentation required to substantiate the exemption (subject to the provisions of Section 6(c) with respect to payment of Transfer Taxes) (the “Declarations of Value”);

(xi) control of all keys, codes, combinations, and/or passwords to the building entrances, garage, mailbox and any other locked or secured areas, rooms, entrances, exits, facilities or containers at, on or in the applicable Real Property, to the extent in the possession of such Real Estate Seller;

(xii) all books, records, corporate minute books and other files (on computer disc, if available) maintained by Seller or such Real Estate Seller relating to the applicable Transferred Real Estate Assets;

(xiii) the originals (to the extent in Seller’s or such Real Estate Seller’s possession) or, if originals are unavailable, copies of plans and specifications for the improvements, Permits, licenses and other agreements and approvals relating to the maintenance and operation of the applicable Real Property;

(xiv) such organizational and authorizing documents of Seller and/or the Subsidiaries as shall be reasonably required by PropCo Purchaser and the Title Company authorizing the Reorganization and the execution and delivery of any documents to be executed by Seller and/or the Subsidiaries at the Reorganization Closing;

(xv) title affidavits in the forms attached hereto as Exhibit L, as well as such other documents and instruments as may be reasonably required by the Title Company in order to effectuate the issuance of the Title Policy subject only to Permitted Liens; and

(xvi) all other documents, affidavits or instruments reasonably necessary or appropriate to consummate the transactions contemplated hereby.

(b) PropCo Acquired Company Deliverables. At the Reorganization Closing, Seller shall cause each PropCo Acquired Company to deliver to the applicable Real Estate Seller, with copies to PropCo Purchaser, all of the following (each, a “Reorganization PropCo Acquired Company Deliverable”, and, collectively, the “Reorganization PropCo Acquired Company Deliverables”):

(i) a counterpart to the Assignment of Intangible Property, duly executed by the applicable PropCo Acquired Company;

(ii) a counterpart to the Assignment of REA, duly executed and acknowledged by the applicable PropCo Acquired Company;

(iii) a counterpart to the Bill of Sale, duly executed by the applicable PropCo Acquired Company;

(iv) a counterpart to the Assignment and Assumption of Seller Leases, duly executed by the applicable PropCo Acquired Company;

(v) a counterpart to the Assignment and Assumption of Tenant Leases, duly executed by the applicable PropCo Acquired Company;

(vi) in connection with the transfer of the applicable Real Property, a counterpart to the Declarations of Value and any documentation required to substantiate the exemption (subject to the provisions of Section 6(c) with respect to payment of Transfer Taxes); and

(vii) all other documents or instruments reasonably necessary or appropriate to consummate the transactions contemplated hereby.

5. PropCo Closing. Unless this Agreement is earlier terminated pursuant to Section 11 before satisfaction or waiver of the conditions set forth in Section 9 (other than those conditions to be satisfied or waived at the PropCo Closing), the PropCo Closing shall take place on the Closing Date and concurrently with the OpCo Closing.

(a) Seller Deliverables. At the PropCo Closing, Seller shall deliver, or cause each Real Estate Seller to deliver, to PropCo Purchaser (or, with respect to Section 5(a)(iii), to the Title Company) (each, a “Seller Deliverable”, and, collectively, the “Seller Deliverables”):

(i) an assignment agreement, in the form attached hereto as Exhibit K (the “PropCo Acquired Interests Assignment Agreement”), executed by the applicable Real Estate Seller, pursuant to which such Real Estate Seller shall transfer and assign to PropCo Purchaser, all of its PropCo Acquired Interests;

(ii) an IRS Form W-9 duly executed by such Real Estate Seller (or, with respect to each Real Estate Seller that is a disregarded entity for U.S. federal income tax purposes, the regarded owner of such Real Estate Seller for U.S. federal income tax purposes);

(iii) title affidavits in the forms attached hereto as Exhibit L, as well as such other documents and instruments as may be reasonably required by the Title Company in order to effectuate the issuance of the Title Policy subject only to Permitted Liens;

(iv) all books, records, corporate minute books and other files (on computer disc, if available) maintained by Seller and its Subsidiaries relating to the applicable Transferred Real Estate Assets;

(v) the fixed asset ledger of the applicable Real Estate Seller as of the last day of the most recent calendar month prior to the PropCo Closing prepared in accordance with GAAP in all material respects;

(vi) a certificate of good standing, dated as of the Closing Date (or, as necessary, the most recent practicable date), for the applicable PropCo Acquired Company from its jurisdiction of organization and from each other state in which such PropCo Acquired Company is qualified to do business as a foreign Person;

(vii) a certificate of Seller’s chief financial officer (or other executive vested with similar duties) in the form of Exhibit M;

(viii) evidence, in form and substance reasonably acceptable to PropCo Purchaser, of the termination of the agreements set forth on Exhibit N; and

(ix) all other documents, affidavits or instruments reasonably necessary or appropriate to consummate the transactions contemplated hereby.

(b) PropCo Purchaser Deliverables. At the PropCo Closing, PropCo Purchaser shall deliver to Seller (each, a “PropCo Purchaser Deliverable”, and, collectively, the “PropCo Purchaser Deliverables”):

(i) the PropCo Purchase Price;

(ii) a counterpart signature page to the PropCo Acquired Interests Assignment Agreement, duly executed by PropCo Purchaser or its applicable assignee; and

(iii) all other documents or instruments reasonably necessary or appropriate to consummate the transactions contemplated hereby.

6. PropCo Purchase Price.

(a) PropCo Purchase Price. The aggregate purchase price payable by PropCo Purchaser for the PropCo Acquired Interests shall be an amount equal to FOUR BILLION AND NO/100 DOLLARS ($4,000,000,000.00) (the “PropCo Purchase Price”).

(b) Payment Due at Closing. At the PropCo Closing, PropCo Purchaser shall deliver to Seller the PropCo Purchase Price by wire transfer of immediately available federal funds pursuant to Seller’s written instructions.

(c) Transfer Taxes. Section 4(g) of the OpCo PSA shall apply to Seller and PropCo Purchaser hereunder mutatis mutandis.

7. Conduct of Business During Contract Period; Certain Other Covenants.

(a) Matters Requiring Consent. Notwithstanding anything to the contrary contained in the OpCo PSA, except (i) for the matters set forth in Section 5(b) of the Seller Disclosure Letter; (ii) as required by applicable Law, (iii) as provided in or contemplated by this Agreement; or (iv) with the prior written consent of the PropCo Purchaser (which consent may be withheld in its sole and absolute discretion (except with respect to Section 7(a)(v) below (solely as it relates to Tenant Leases), which consent shall not be unreasonably withheld, delayed or conditioned)), from and after the date hereof and prior to the PropCo Closing or such earlier date as this Agreement may be terminated in accordance with its terms, Seller and its Affiliates shall not, and shall cause the Real Estate Sellers (and their respective Subsidiaries) not to:

(i) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any membership interests or other equity or ownership interest, or make any other change with respect to the equity structure of any PropCo Acquired Company;

(ii) create, incur or suffer to exist any Lien in any way affecting the Transferred Real Estate Assets (other than a Permitted Lien) or the PropCo Acquired Interests;

(iii) sell, pledge, transfer, convey, assign, abandon or otherwise dispose of the Transferred Real Estate Assets or any portion thereof or interest therein (including any Real Estate Seller’s interest under any Seller Lease) or any PropCo Acquired Interests or any portion thereof or interest therein;

(iv) acquire any material real property or interest therein;

(v) cause or permit any Real Estate Seller (or their respective Subsidiaries) to enter into any Lease, or any amendment or modification to, or termination or cancellation of, any Lease, except: (x) entering into any amendment or modification to, or termination or cancellation of a Tenant Lease (other than the MSG Sphere Lease) in the ordinary course of business or in connection with any COVID-19 Measures, (y) with respect to new Tenant Leases having an initial term of three (3) years or less or extensions of existing Tenant Leases (other than the MSG Sphere Lease) which extend the current term by five (5) years or less, in the case of both (x) and (y) above, to the extent such transaction is an arm’s-length transaction on market terms, and (z) extensions of any existing Tenant Lease where the extension or renewal option or right is exercisable by the tenant pursuant to the terms of such Tenant Lease without the consent or approval of Seller or its Affiliates;

(vi) amend, change or otherwise modify any Governing Documents of any of the PropCo Acquired Companies;

(vii) issue, sell, assign, pledge, purchase, redeem, retire, grant registration rights to, subject to any Lien, transfer or dispose of, or agree to issue, sell, assign, pledge, purchase, redeem, retire, grant registration rights to, subject to any Lien, transfer or dispose of, all or any of the PropCo Acquired Interests or any other shares of capital units or other equity interests of any of the PropCo Acquired Companies, or issue any shares of capital units or equity interests or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital units or other equity interests of any of the PropCo Acquired Companies (other than pursuant to this Agreement and the Ancillary Agreements) or grant any unit appreciation, “phantom” awards or similar rights;

(viii) agree to voluntarily change or attempt to change, or cause or permit any of the Selling Entities, Real Estate Sellers or PropCo Acquired Companies to agree to voluntarily change or attempt to change, the current zoning of the Real Property or any material entitlements with respect to the Real Property; provided, however, that any of the Selling Entities, Real Estate Sellers or PropCo Acquired Companies shall be permitted (without the consent of the Purchasers but with notice to the Purchasers, which notice may be provided to Purchasers following the signing or joining, as applicable, by any of the Selling Entities, Real Estate Sellers or Acquired Companies) to sign or join in (A) any applications for special use permits that are necessary for a tenant to operate in accordance with a permitted use clause under such tenant’s Lease in existence on the date hereof or hereafter entered into in accordance with the terms hereof and (B) any land use or related applications or documents necessary under the MSG Sphere Lease for the continuation or completion of construction of the “Project” (as defined in the MSG Sphere Lease) in accordance with the terms of the MSG Sphere Lease;

(ix) enter into any Contract (or amendment, modification or supplement of any existing Contract) to sell the Transferred Real Estate Assets or the PropCo Acquired Interests or any portion of any of the foregoing other than this Agreement and the OpCo PSA; or

(x) agree, commit or resolve to, or authorize or announce an intention to, do any of the foregoing.

8. Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held in the manner and at the time set forth in Section 7 of the OpCo PSA. Promptly following Closing, Seller shall send a notice to (i) the tenant under each Tenant Lease and (ii) the landlord under each Seller Lease, (a) informing such party of the transfer of the Real Property to PropCo Purchaser, and (b) with respect to each Tenant Lease, indicating that rent should thereafter be paid to OpCo Purchaser at the address as OpCo Purchaser directs, which notice shall be in form and substance reasonably satisfactory to both Seller and Purchasers.

9. Conditions to Closing.

(a) Conditions to Obligations of Both Parties. The obligation of each party to effect the PropCo Closing is conditioned upon the satisfaction at or prior to the PropCo Closing (or waiver by both Seller and PropCo Purchaser, to the extent permitted by applicable Law) of each of the following:

(i) the conditions set forth in Section 12(a) of the OpCo PSA (except for Section 12(a)(v)) shall have been satisfied or otherwise waived by PropCo Purchaser, Seller and the OpCo Purchaser in writing (which waiver PropCo Purchaser may give or withhold in its sole discretion); it being understood and agreed (x) that the conditions set forth in Section 12(a) of the OpCo PSA (except for Section 12(a)(v)) are conditions to each of Seller’s and PropCo Purchaser’s respective obligations to consummate the PropCo Closing as if repeated in this Section 9(a) and (y) no waiver of any condition in Section 12(a) of the OpCo PSA by any party to the OpCo PSA shall be deemed to be a waiver of this Section 9(a); and

(ii) the OpCo PSA shall not have been terminated and the OpCo PSA shall close concurrently herewith.

(b) Additional Conditions to Obligations of PropCo Purchaser. PropCo Purchaser’s obligations under this Agreement to consummate the PropCo Closing are further subject to the satisfaction (or waiver by PropCo Purchaser, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing Date:

(i) OpCo PSA. The conditions set forth in Section 12(b) of the OpCo PSA shall have been satisfied or otherwise waived by PropCo Purchaser and the OpCo Purchaser in writing (which waiver PropCo Purchaser may give or withhold in its sole discretion); it being understood and agreed that (x) the conditions set forth in Section 12(b) of the OpCo PSA are conditions to PropCo Purchaser’s obligation to consummate the PropCo Closing as if repeated in this Section 9(b) and (y) no waiver of any condition in Section 12(b) of the OpCo PSA by any party to the OpCo PSA shall be deemed a waiver of this Section 9(b).

(ii) Reorganization. The Reorganization Closing shall have occurred.

(iii) Title. Fee and/or leasehold, as applicable, title to each Real Property shall be conveyed and transferred to, and as of the PropCo Closing held by, the applicable PropCo Acquired Company, in each case, subject only to the Permitted Liens, and the Title Policy shall be issued to the applicable PropCo Acquired Company (or PropCo Purchaser’s designee) in the condition required by the definition of the term “Title Policy”.

(iv) Performance of Agreement. Seller shall have performed, in all material respects, all of its covenants, agreements and obligations required by this Agreement and those required by the OpCo Agreement to be performed or complied with by it prior to or at the PropCo Closing.

(v) No Real Property Material Adverse Effect. From and after the date of this Agreement through the PropCo Closing, there shall not have occurred a Real Property Material Adverse Effect.

(vi) Officer Certificate. PropCo Purchaser shall have received a certificate, dated the Closing Date and signed by a duly appointed officer of Seller on behalf of Seller, confirming that each of the conditions set forth in Section 12(b)(i), Section 12(b)(ii)(1) and Section 12(b)(ii)(2) of the OpCo PSA have been satisfied.

(vii) Seller Deliverables. PropCo Purchaser shall have received each of the Seller Deliverables to be delivered to PropCo Purchaser pursuant to Section 4 and Section 5(a) hereof and Section 3(b) of the OpCo PSA.

PropCo Purchaser may waive any of the conditions set forth in this Section 9(b) or elsewhere in this Agreement which are for the benefit of PropCo Purchaser.

(c) Additional Conditions to Obligations of Seller. Seller’s obligations under this Agreement to consummate the PropCo Closing are further subject to the satisfaction (or waiver by Seller, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing Date:

(i) OpCo PSA. The conditions set forth in Section 12(c) of the OpCo PSA shall have been satisfied or otherwise waived by PropCo Purchaser and Seller in writing (which waiver PropCo Purchaser may give or withhold in its sole discretion); it being understood and agreed that (x) the conditions set forth in Section 12(c) of the OpCo PSA are conditions to PropCo Purchaser’s obligation to consummate the PropCo Closing as if repeated in this Section 9(c) and (y) no waiver of any condition in Section 12(c) of the OpCo PSA by any party to the OpCo PSA shall be deemed a waiver of this Section 9(c).

(ii) Performance of Agreement. PropCo Purchaser shall have performed, in all material respects, all of its covenants, agreements and obligations required by this Agreement and those required by the OpCo PSA to be performed or complied with by it prior to or at the PropCo Closing.

(iii) Officer Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly appointed officer of PropCo Purchaser on behalf of PropCo Purchaser, confirming that each of the conditions set forth in Section 12(c)(ii)(B), Section 12(c)(iii)(3) and Section 12(c)(iii)(4) of the OpCo PSA have been satisfied.

(iv) PropCo Purchaser Deliverables. Seller and the applicable PropCo Acquired Company shall have received each of the PropCo Purchaser Deliverables to be delivered to PropCo Purchaser pursuant to Section 5(b) hereof and Section 3(d) of the OpCo PSA.

Seller may waive any of the conditions set forth in this Section 9(c) or elsewhere in this Agreement which are for the benefit of Seller.

(d) Closings Contingent. Notwithstanding anything to the contrary set forth in this Agreement, in the event the OpCo Sale is not consummated concurrently with the PropCo Closing on the date upon which the PropCo Closing is consummated in accordance with Section 7 of the OpCo PSA, the PropCo Closing shall be, and shall be deemed to be, null and void and of no further force or effect.

10. Risk of Loss. Section 13 of the OpCo PSA shall apply to Seller and PropCo Purchaser hereunder mutatis mutandis.

11. Termination.

(a) Termination. This Agreement shall automatically terminate if the OpCo PSA is terminated pursuant to its terms.

(b) Effect of Termination. If this Agreement shall be terminated in accordance with Section 11(a), then this Agreement shall thereupon become null and void and of no further force and effect, and each party shall be relieved of its duties and obligations arising under this Agreement after such termination and such termination will be without liability to the other party; provided that (w) each of the provisions of Section 14(b) (Effect of Termination) and Section 5(j) (OpCo Purchaser Limited Guarantee), Section 5(g)(ii)(3) (Financial Statements and Reports), Section 5(i)(iii) (Financing Cooperation), Section 5(i)(iv) (Financing Cooperation), Section 14(c) (Termination Fee), Section 15(w) (Brokers), Section 15(ee) (No Other Representations), Section 16(i) (Brokers), Section 16(k) (No Other Representations), Section 17(h) (Brokers), Section 17(j) (No Other Representations), Section 24 (Miscellaneous), Section 25 (Notices), Section 28 (Publicity), Section 29 (Limitation on Liabilities), Section 30 (No Recourse; Release) and Section 31 (Expenses) of the OpCo PSA and, in each case, the definitions used therein or related thereto, shall survive such termination and remain in full force and effect, (x) the PropCo Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms, (y) each of the provisions of this Sections 11(b) (Effect of Termination), Section 13 (Miscellaneous), Section 14 (Notices), and Section 15 (No Recourse; Release) of this Agreement and, in each case, the definitions used therein or related thereto, shall survive such termination and remain in full force and effect, and (z) parties shall be entitled to the remedies provided for in the OpCo PSA and/or this Agreement, without duplication, as and solely to the extent provided in the OpCo PSA and/or this Agreement and subject to the limitations set forth therein and herein.

(c) Specific Performance. Section 14(d) of the OpCo PSA shall apply to Seller and PropCo Purchaser hereunder mutatis mutandis; provided that, solely to the extent necessary to enforce obligations hereunder related to the transfer of real property as determined by the Designated Courts, PropCo Purchaser and/or Seller (subject to the provisions of Section 14(d)(ii) of the OpCo PSA), as applicable, may pursue an action or proceeding in the state courts of the State of Nevada and the federal courts of the United States of America, in each case, located in Clark County, Nevada.

12. Representations and Warranties of Seller.

Seller makes the following representations and warranties to PropCo Purchaser as of the Closing:

(a) As of the PropCo Closing, each Real Estate Seller will be the record and beneficial owner of the applicable PropCo Acquired Interests free and clear of any and all Liens (other than restrictions on the subsequent transfer imposed by state or federal securities laws, Gaming Laws or any PropCo Acquired Company Operating Agreement). Each Real Estate Seller has the right, authority and power to sell, assign and transfer the applicable PropCo Acquired Interests to PropCo Purchaser. Upon delivery to PropCo Purchaser of the PropCo Acquired Interests Assignment Agreement at the PropCo Closing and PropCo Purchaser’s payment of the PropCo Purchase Price and any other amounts required to be paid by PropCo Purchaser hereunder, PropCo Purchaser shall acquire title to the PropCo Acquired Interests free and clear of any Liens other than Liens created by PropCo Purchaser and restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws or any PropCo Acquired Company Operating Agreement.

(b) The PropCo Acquired Interests held by each Real Estate Seller constitute all of the issued and outstanding limited liability company membership interests of the applicable PropCo Acquired Company. Other than the applicable PropCo Acquired Interests, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership, limited liability company or other equity interests of any PropCo Acquired Company or obligating any PropCo Acquired Company to issue or sell any membership, limited liability company or other equity interests, or any other interest in, or convertible into or exchangeable for, any such interests in, any PropCo Acquired Company except as contemplated herein.

(c) Each outstanding membership interest or other equity or ownership interest of each PropCo Acquired Company is duly authorized, validly issued, fully paid and nonassessable.

(d) No PropCo Acquired Interests were issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.

13. Miscellaneous.

(a) Third-Party Beneficiaries. Section 24(a) of the OpCo PSA shall apply to Seller, PropCo Purchaser and the PropCo Acquired Companies hereunder mutatis mutandis.

(b) Exhibits and Schedules. All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(c) Assignment. Neither this Agreement, nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that PropCo Purchaser may assign any and all of its rights under this Agreement to one or more of its Affiliates; provided that PropCo Purchaser shall have the right, without the prior written consent of any other party, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Closing Date, to any debt financing sources (including the PropCo Purchaser Financing Parties) for purposes of creating a security interest herein or therein or otherwise assigning as collateral in respect of the PropCo

Purchaser Debt Financing, and any such PropCo Purchaser Financing Party may exercise all of the rights and remedies of PropCo Purchaser hereunder and thereunder, as applicable, in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the applicable debt financing documentation. No assignment shall relieve the assigning party of any of its obligations hereunder.

(d) Successors and Assigns. The respective rights and obligations of Seller and PropCo Purchaser herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(e) Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the OpCo PSA, the Seller Disclosure Letter, the OpCo Purchaser Disclosure Letter, the PropCo Purchaser Disclosure Letter, the Ancillary Agreements, the PropCo Confidentiality Agreement and the documents, schedules, certificates and instruments referred to herein and therein, constitute the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and therein and supersedes all prior agreements, arrangements and understandings, written or oral, of the parties with respect to such transactions.

(f) Amendment; Waiver of Compliance. No amendment, modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by each of the parties hereto or, in the case of a waiver, the party or parties against whom enforcement of any waiver, is sought. Any waiver or failure to insist (or delay in insisting) upon strict compliance with such obligation, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything to the contrary contained herein, no amendments or waivers to the provisions of which any source of financing (including any Financing Party) is expressly made a third-party beneficiary pursuant to Section 13(a) shall be permitted in any manner adverse to any source of financing (including any Financing Party) without the prior written consent of such source of financing.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(h) Headings. The table of contents, article and section headings contained in this Agreement or any Exhibit, Annex or Schedule annexed hereto are for convenience only and shall not control, limit or affect in any way the scope, meaning or interpretation of the provisions of this Agreement, or in any way affect this Agreement.

(i) Governing Law. Subject to the provisions of Section 11(c) hereof, Section 24(i) of the OpCo PSA shall apply to Seller, PropCo Purchaser and the PropCo Acquired Companies hereunder mutatis mutandis.

(j) Jurisdiction and Service of Process; Dispute Resolution. Subject to the provisions of Section 11(c) hereof, Section 24(j) of the OpCo PSA shall apply to Seller, PropCo Purchaser and the PropCo Acquired Companies hereunder mutatis mutandis.

(k) Waiver of Jury Trial. SECTION 24(K) OF THE OPCO PSA SHALL APPLY TO SELLER, PROPCO PURCHASER AND THE PROPCO ACQUIRED COMPANIES HEREUNDER MUTATIS MUTANDIS.

(l) Construction. The parties acknowledge that they were represented by counsel in connection with the negotiation and drafting of this Agreement and that neither this Agreement nor any of the terms and provisions hereof shall be subject to the principle of construing its or their meaning against the party which drafted the same. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

(m) Partial Invalidity. If any term, covenant or condition of this Agreement is held to be illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained herein. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provision, and this Agreement shall be legal, valid and enforceable as so modified so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such illegal, invalid or unenforceable term or provision with a legal, valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, invalid or unenforceable term or provision so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.

(n) PropCo Reorganization Expenses. Each of Seller and PropCo Purchaser hereby agrees that the cost of all filings with Gaming Authorities under applicable Gaming Laws and applicable recordation and other fees necessary to consummate the PropCo Reorganization (which, for the avoidance of doubt, shall not include attorneys’ and other professional fees and expenses or those fees that are the responsibility of Seller pursuant to Section 6(a) of the OpCo PSA) shall be borne fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by PropCo Purchaser, on the other hand.

14. Notices. Section 25 of the OpCo PSA shall apply to Seller and PropCo Purchaser hereunder mutatis mutandis.

15. No Recourse; Release. Section 30 of the OpCo PSA shall apply to Seller, PropCo Purchaser and the PropCo Acquired Companies hereunder mutatis mutandis.

16. Binding Effect. This Agreement shall not become a binding obligation upon Seller or PropCo Purchaser unless and until the same has been fully executed by, and delivered to, each party hereto.

17. Interpretation. Section 34 of the OpCo PSA shall apply to Seller and PropCo Purchaser hereunder mutatis mutandis.

18. PropCo Purchaser’s and PropCo Acquired Companies’ Reliance on its Investigations and Release. The provisions of this Section 18 shall survive the PropCo Closing indefinitely and shall not be deemed merged into any of the Closing documents.

(a) EACH OF THE PROPCO PURCHASER AND THE PROPCO ACQUIRED COMPANIES ACKNOWLEDGES AND AGREES, BY CONSUMMATING THE PROPCO CLOSING, IT WILL BE DEEMED TO HAVE BEEN GIVEN A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF THE TRANSFERRED REAL ESTATE ASSETS, EITHER INDEPENDENTLY OR THROUGH AGENTS OF THE PROPCO PURCHASER’S CHOOSING. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE SELLER, EACH PROPCO ACQUIRED COMPANY AND THE PROPCO PURCHASER AGREE THAT THE REAL ESTATE SELLERS ARE ASSIGNING AND TRANSFERRING AND EACH PROPCO ACQUIRED COMPANY IS ACCEPTING THE TRANSFERRED REAL ESTATE ASSETS ON AN “AS IS, WHERE IS, ALL FAULTS” BASIS AS OF THE DATE OF THIS AGREEMENT, SUBJECT TO ORDINARY WEAR AND TEAR, WITH ANY AND ALL LATENT AND PATENT DEFECTS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AND/OR OBLIGATIONS OF THE SELLER OR ITS AFFILIATES WHICH ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OPCO PSA, THE ANCILLARY AGREEMENTS AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THIS AGREEMENT OR THE OPCO PSA. EACH OF THE PROPCO PURCHASER AND EACH PROPCO ACQUIRED COMPANY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AND/OR OBLIGATIONS OF THE SELLER OR ITS AFFILIATES SET FORTH IN THIS AGREEMENT, THE OPCO PSA, THE ANCILLARY AGREEMENTS AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THIS AGREEMENT OR THE OPCO PSA, IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE TRANSFERRED REAL ESTATE ASSETS AND IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM THE SELLER OR THE REAL ESTATE SELLERS OR THEIR RESPECTIVE AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE TRANSFERRED REAL ESTATE ASSETS OR OTHERWISE, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE REAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, ACCESS, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE REAL PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE REAL PROPERTY, AND THE REAL PROPERTY’S USE, HABITABILITY,

MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE REAL PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE REAL PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE REAL PROPERTY, (VI) THE COMPLIANCE OF THE REAL PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE REAL PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE REAL PROPERTY, (X) ANY FORECASTS, PROJECTIONS OR ESTIMATES OF FUTURE RESULTS, INCLUDING THE NET OPERATING INCOME WITH RESPECT TO THE REAL PROPERTY, AND (XI) THE ECONOMICS OF THE OPERATION OF THE REAL PROPERTY.

(b) WITHOUT LIMITING THE ABOVE, EXCEPT AS OTHERWISE PROVIDED IN ANY AGREEMENT ENTERED INTO BETWEEN THE PROPCO PURCHASER AND/OR ITS AFFILIATES, ON THE ONE HAND, AND THE SELLER AND/OR ITS AFFILIATES, ON THE OTHER HAND (INCLUDING, WITHOUT LIMITATION, ANY COVENANT OR OBLIGATION OF THE SELLER AND/OR ITS AFFILIATES PURSUANT TO ANY SUCH AGREEMENT), EFFECTIVE UPON THE PROPCO CLOSING, EACH OF THE PROPCO PURCHASER AND EACH PROPCO ACQUIRED COMPANY, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH THE PROPCO PURCHASER OR ANY PROPCO ACQUIRED COMPANY, AS APPLICABLE, AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER, THE REAL ESTATE SELLERS AND THEIR RESPECTIVE AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, PROPERTY MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE PREDECESSORS, HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL AUTHORITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH OR RELATING TO ANY OF THE REAL PROPERTY OR ITS CONDITION OR ANY LAW APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS AT ANY OF THE REAL PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO ANY OF THE REAL PROPERTY ARISING UNDER ANY ENVIRONMENTAL LAWS, BUT IN ALL EVENTS EXCLUDING (I) ANY REPRESENTATIONS, WARRANTIES AND/OR OBLIGATIONS OF THE SELLER OR ITS AFFILIATES UNDER THIS AGREEMENT, THE OPCO PSA, ANY ANCILLARY AGREEMENT OR ANY INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE OPCO PSA THAT EXPRESSLY SURVIVE THE PROPCO CLOSING AND (II) THE FRAUDULENT ACTIONS OF THE SELLER OR ITS AFFILIATES.

[The Balance of this Page is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

SELLER:

LAS VEGAS SANDS CORP., a Nevada corporation

By:	/s/ Patrick S. Dumont
Name: Patrick S. Dumont
Title: President & COO

[Signature Page to Purchase and Sale Agreement (Real Estate)]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

PROPCO PURCHASER:

VICI PROPERTIES L.P.,
a Delaware limited partnership

By:	/s/ David A. Kieske
Name: David A. Kieske
Title: Treasurer

[Signature Page to Purchase and Sale Agreement (Real Estate)]